                                                                     EXHIBIT 2.3





                          AGREEMENT AND PLAN OF MERGER

                                     among

                             STC BROADCASTING, INC.

                             WJAC ACQUISITION CORP.

                                      and


                               WJAC, INCORPORATED

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----


                                                       SECTION 1

                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1
                                                       -----------

                                                        SECTION 2

                                                        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                                        ----------
         2.1     Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 ----------------------------
         2.2     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 -------
         2.3     Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 ---------------------

                                                        SECTION 3

                                              CONVERSION OF SHARES; PAYMENT
                                                 OF MERGER CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . .   3
                                                 -----------------------
         3.1     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 --------------------
         3.2     Computation of Aggregate Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ---------------------------------------------
         3.3     Determination of Certain Items.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------------------------
         3.4     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------
         3.5     Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 -----------------
         3.6     FCC Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ------------

                                                        SECTION 4

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . .   8
                                      ---------------------------------------------
         4.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ------------------------------
         4.2     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 --------------
         4.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ------------
         4.4     Authority; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -----------------------
         4.5     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------
         4.6     Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -----------------
         4.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 --------------------
         4.8     FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---
         4.9     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------------------
         4.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------------------
         4.11    Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ------------------
         4.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ---------
         4.13    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ------------------
         4.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 --------------------
         4.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----------
         4.16    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----------
         4.17    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 --------
         4.18    Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------------
         4.19    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 -----------
         4.20    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------------------------
         4.21    No Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------------------------

                                                        SECTION 5

                                   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB  . . . . . . . . . . . . . . .  21
                                   ---------------------------------------------------
         5.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------------------------
         5.2     Execution and Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ---------------------------------
         5.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------------
         5.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 --------
         5.5     Availability of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ---------------------
         5.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ----------
         5.7     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ----------
         5.8     FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 ---

                                                        SECTION 6

                                             ADDITIONAL PROVISIONS REGARDING
                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  23
                                              ------------------------------
         6.1     Limitation; Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 --------------------
         6.2     Right to Update Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 -------------------------
         6.3     Knowledge of Purchaser, Sub or the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------------------------------------
         6.4     Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ----------------------

                                                        SECTION 7

                                        MATTERS RELATING TO JOHNSTOWN CHIEFS, INC.  . . . . . . . . . . . . . . . . .  24
                                        ------------------------------------------
         7.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 -------
         7.2     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 --------

                                                        SECTION 8

                                          ADDITIONAL COVENANTS AND UNDERTAKINGS   . . . . . . . . . . . . . . . . . .  25
                                          -------------------------------------
         8.1     Further Assurances and Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ---------------------------------
         8.2     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ---------------------
         8.3     Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ------------------------------------
         8.4     H-S-R Act.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ---------
         8.5     FCC Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ---------------
         8.6     Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -----------------
         8.7     Employees and Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -------------------------------
         8.8     Control of Station.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ------------------
         8.9     Retention of Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ----------------------
         8.10    Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 --------------------
         8.11    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ----------------------
         8.12    Retransmission Consent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ---------------------------------

                                                        SECTION 9

                                                     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .  29
                                                     ---------------
         9.1     Indemnification of Purchaser and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ------------------------------------
         9.2     Indemnification by Purchaser and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ------------------------------------
         9.3     Limitations and Other Provisions Regarding Indemnification Obligations . . . . . . . . . . . . . . .  31
                 ----------------------------------------------------------------------
         9.4     Notice of Claim; Defense of Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 ----------------------------------

                                   SECTION 10

                               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE  . . . . . . . . . . . . .  33
                               -----------------------------------------------------------
         10.1    Conditions Precedent to the Obligation of Purchaser and Sub  . . . . . . . . . . . . . . . . . . . .  33
                 -----------------------------------------------------------
         10.2    Conditions Precedent to the Obligation of the Company  . . . . . . . . . . . . . . . . . . . . . . .  34
                 -----------------------------------------------------

                                                        SECTION 11

                                                DELIVERIES AT THE CLOSING   . . . . . . . . . . . . . . . . . . . . .  35
                                                -------------------------
         11.1    Deliveries by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 -------------------------
         11.2    Deliveries by Purchaser and Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 -------------------------------

                                                        SECTION 12

                                                         EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                                                         --------

                                                        SECTION 13

                                             TERMINATION; LIQUIDATED DAMAGES  . . . . . . . . . . . . . . . . . . . .  38
                                             -------------------------------
         13.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 -----------
         13.2    Liquidated Damages.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 ------------------
         13.3    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 --------------------

                                                        SECTION 14

                                                         NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                                                         -------

                                                        SECTION 15

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  41
                                                      -------------
         15.1    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 --------
         15.2    Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ----------------------
         15.3    Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 -------------------------
         15.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ----------------
         15.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 -------------
         15.6    Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ------------
         15.7    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ----------------------
         15.8    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 ------
         15.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 ------------
         15.10   Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
                 -------------
         15.11   Exclusive Dealings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                 ------------------
         15.12   Appointment of Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
                 --------------------

ANNEX 1 - DEFINITIONS

EXHIBITS
A        -       Major Shareholders' Voting Agreement
B        -       Deposit Escrow Agreement
C        -       Indemnification Escrow Agreement
D        -       Form of Proxy
E-1      -       Form of Opinion - K&L
E-2      -       Form of Opinion - Wilkinson, Barker, Knauer & Quinn
F        -       Form of Assignment of FCC Licenses
G        -       Form of Opinion H&H


SCHEDULES
3.2      -       Calculation Statements
4.2      -       Capitalization
4.3      -       Subsidiaries
4.4      -       Conflicts
4.5      -       List of Real Property; Permitted Exceptions
4.6      -       Existing Liens and Security Interests
4.7      -       Changes Since December 31, 1996
4.8      -       FCC
4.8(b)   -       Cable Systems
4.9      -       Exceptions to Intellectual Property
4.10     -       Employee Benefits
4.11     -       Employee Relations
4.12     -       Insurance
4.13     -       Material Contracts
4.14     -       Compliance with Law
4.15     -       Litigation
4.17     -       Consents
4.18     -       Environmental
4.19     -       Taxes
4.20     -       Affiliate Transactions
5.3      -       Conflicts
5.4      -       Consents
5.8      -       FCC
7.2      -       Consents Relating to Johnstown Chiefs
10.1(d)          Consents

                          AGREEMENT AND PLAN OF MERGER


                 THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of this 9th day of May, 1997, is entered into by and among STC Broadcasting, Inc., a Delaware corporation ("Purchaser"), WJAC Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Purchaser ("Sub"), and WJAC, Incorporated, a Pennsylvania corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations," and the Company is sometimes referred to herein as the "Continuing Corporation."

                                  WITNESSETH:

                 WHEREAS, the Company holds the licenses and authorizations granted by the Federal Communications Commission (the "FCC") pursuant to which WJAC-TV in Johnstown, PA (the "Station") is permitted to operate (the "FCC Licenses"); and

                 WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement (and the transactions contemplated hereby) and deem it advisable and in the best interests of their respective corporations and shareholders that Sub merge with and into the Company on the terms and conditions herein set forth, whereby the Company will become a wholly-owned subsidiary of Purchaser (the "Merger"); and

                 WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser's and Sub's willingness to enter into this Agreement, certain shareholders of the Company (the "Major Shareholders") have executed a shareholders' voting agreement substantially in the form of Exhibit A hereto (the "Major Shareholders' Voting Agreement").

                 NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:


                                   SECTION 1

                                  DEFINITIONS

                 As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex 1 hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the terms defined.

                                   SECTION 2

                                   THE MERGER

         2.1 Effective Time of the Merger. Subject to the provisions of this Agreement and the relevant provisions of the Pennsylvania Business Corporation Law (the "BCL"), Articles of Merger (the "Articles") reflecting the terms and conditions of this Agreement shall be duly executed and acknowledged by each of the Constituent Corporations and thereafter delivered to the Department of State of the Commonwealth of Pennsylvania for filing, as provided in the BCL, on the Closing Date. The Merger shall become effective upon the filing of the Articles with the Department of State of the Commonwealth of Pennsylvania or at such time thereafter as is provided in the Articles (the "Effective Time").

         2.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, PA 15222 at 10:00 a.m., prevailing time, on such date (the "Closing Date") as is specified by Purchaser, which date shall not be more than 30 days after a Final Order by the FCC approving the transfer of control of the Company; provided however, that such date shall not occur later than December 31, 1997. In addition, the Closing shall be subject to satisfaction or waiver of all the conditions to the Merger set forth in Section 10, subject to the rights of termination and abandonment hereinafter set forth.

         2.3  Effects of the Merger.

                 (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Articles of Incorporation of the Sub, as amended by the Articles of Merger, shall be the Articles of Incorporation of the Continuing Corporation, (iii) the Bylaws of the Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation, and (iv) the directors and officers of Sub at the Effective Time shall be the directors and officers of the Continuing Corporation, and hold office as provided in the Bylaws of the Continuing Corporation.

                 (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, all as set forth in greater detail in Section 1929 of the BCL.

                                   SECTION 3

                         CONVERSION OF SHARES; PAYMENT
                            OF MERGER CONSIDERATION

         3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Sub or the Company:

                 (a) All issued and outstanding shares of Stock of the Company shall be canceled and extinguished and each share (other than Dissenting Shares and shares of Stock held in the Company's treasury) shall be converted into the right to receive the Merger Consideration. Until surrendered, the certificates representing shares of the Company's Stock (other than Dissenting Shares and shares of Stock held in the Company's treasury) shall represent for all purposes only the right to receive the Merger Consideration. At and after the Effective Time, the holders of such certificates shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the BCL. Each share of Company Stock which is held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist and no consideration shall be issued in exchange therefor.

                 (b) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Continuing Corporation. Until surrender, each certificate representing shares of Sub Common Stock shall, following the Merger, represent for all purposes a like number of shares of Common Stock of the Continuing Corporation as the number of shares of Common Stock of Sub formerly represented by such certificate.

         3.2     Computation of Aggregate Merger Consideration.

                 (a) The aggregate consideration payable to all shareholders of the Company pursuant to the Merger (the "Aggregate Merger Consideration") shall be equal to the sum of (i) $36,000,000 and (ii) the Excluded Assets, plus or minus the Net Current Asset Adjustment, each as defined below.

                 (b) The Excluded Assets are (i) the Chiefs Stock or, if the Chiefs Stock has been disposed of prior to the Closing, all proceeds received therefor not previously distributed and which are set aside in a separate account pursuant to Section 7.1 hereof, net of any related tax effects, and,
(ii) the Company's Cash on Hand on the Closing Date, net of any related tax effects.

                 (c) The Net Current Asset Adjustment is the amount by which the Company's net current assets on the Closing Date differ from $1,400,000. Any items taken into account in determining the amount of Excluded Assets will not be taken into account in determining the Net Current Asset Adjustment. In addition, no amounts related to programming contracts will be included in the computation of the Net Current Asset Adjustment. If the Net Current Assets Adjustment is positive, the Aggregate Merger Consideration will be increased by such amount and vice versa. Schedule 3.2(d) contains a pro forma calculation of the Net Current Asset Adjustment and the Aggregate Merger Consideration for the Company based on financial statements referred to in Section 4.7 hereof as if the Closing occurred as of March 31, 1997. Schedule 3.2(d) is attached hereto solely for the purpose of demonstrating by example the manner in which the Net Current Asset Adjustment and the Aggregate Merger Consideration for the Company shall be calculated as of the Closing Date.

                 (d) At least ten Business Days prior to the Closing, the Company shall provide Purchaser with a good faith estimate, certified by the Chief Financial Officer of the Company, of the amount of any Net Current Asset Adjustment as of the Closing Date. Prior to the Closing Date, Purchaser shall provide the Company with any objections to such estimated statement. After considering such objections in good faith, the Company shall make such revisions to the estimated statement as are mutually acceptable to the Company and Purchaser and shall deliver a revised estimated statement to Purchaser not less than two (2) Business Days prior to the Closing Date. Such revised estimated statement shall be used for purposes of determining the Aggregate Merger Consideration to be paid at Closing; provided, however, that the Indemnification Escrow shall be increased by the amount of any Purchaser objections not reflected in the revised estimated statement. Purchaser shall have immediate right of access to any such increased amount to the extent of any overpayment by the Purchaser of the Estimated Net Current Asset Adjustment, as finally determined pursuant to Section 3.3. The amount of any Net Current Asset Adjustment reflected on such revised estimated statement is referred to herein as the "Estimated Net Current Asset Adjustment."


         3.3  Determination of Certain Items.

                 (a) Promptly after the Closing, the Company (in consultation with, and with such assistance as the Company shall reasonably request of, the Shareholders' Agent) shall prepare a draft final statement of the Net Current Asset Adjustment as of the Closing Date (the "Preliminary Closing Statement"). The Preliminary Closing Statement shall be prepared in accordance with GAAP. The Company shall engage the Auditors to examine the Preliminary Closing Statement in accordance with generally accepted auditing standards and, based upon such examination, shall make such adjustments (if any) to the Preliminary Closing

Statement as shall in the Auditors' judgment be required to cause the Preliminary Closing Statement to reflect fairly those items required to be included therein in accordance with GAAP. After such adjustments, if any, the Preliminary Closing Statement shall be deemed to be the "Final Closing Statement."

                 (b) As soon as practicable following the Closing, but in no event later than 90 days after the Closing Date, the Final Closing Statement shall be delivered to the Shareholders' Agent. At the same time, the Company shall deliver to the Shareholders' Agent a statement, based on the Final Closing Statement, of the final Aggregate Merger Consideration. The Shareholders' Agent and his representatives shall be provided complete access to all work papers and other information provided to the Auditors. The Final Closing Statement, when delivered to the Shareholders' Agent, and the Company's determination of the Aggregate Merger Consideration shall be deemed conclusive and binding on the parties unless the Shareholders' Agent notifies the Company, within 10 business days after receipt of the Final Closing Statement and such other items of his disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute).

                 (c) If any disagreement regarding the Final Closing Statement cannot be resolved within 30 days following the receipt of the Final Closing Statement by negotiation, the items in dispute shall be submitted to one of the "Big 6" firms of independent auditors acceptable to both the Company and the Shareholders' Agent (or, in the absence of such agreement, the auditing firm of Coopers & Lybrand LLP), and the determination by such independent auditing firm shall be binding and conclusive upon the parties. The Company, on the one hand, and the Shareholders' Agent, on the other hand, shall each pay one-half of the cost of the fees and expenses of such independent auditing firm; provided, however, that if the aggregate net amount of the adjustments determined by such independent auditing firm is equal to or less than 10% of the aggregate net disputed amount, then the Shareholders' Agent shall pay all of the cost of the fees and expenses of such independent auditing firm and if the aggregate net amount of the adjustments is more than 90% of the aggregate disputed amount, then the Company shall pay all of such costs.

                 (d) If the final Aggregate Merger Consideration is larger than the estimated Aggregate Merger Consideration, then the Aggregate Merger Consideration shall be increased dollar-for-dollar by the amount of such excess. If the final Aggregate Merger Consideration is smaller than the estimated Aggregate Merger Consideration, then the Aggregate Merger Consideration shall be reduced dollar-for-dollar by the amount of such deficiency (the amount of any such excess or deficiency being the "Adjusted Amount"). Within five business days after the determination of the final Aggregate Merger Consideration, the

Company shall, if the Adjusted Amount is positive, deliver the Adjusted Amount to the Disbursing Agent by wire transfer of federal funds, together with interest on such amount from the Closing Date until paid at a rate equal to 6% per annum. If the Adjusted Amount is negative, the Company shall be entitled to withdraw the Adjusted Amount (plus 6% interest) from the Indemnification Escrow.

         3.4     Payment.

                 (a) Simultaneously with the execution and delivery of this Agreement, Purchaser is depositing in escrow with the Escrow Agent an original, irrevocable letter of credit (the "Letter of Credit") issued for the benefit of the Company and the Escrow Agent by The Chase Manhattan Bank for an amount equal to $4,000,000 (the "Deposit"), such Letter of Credit to be held by the Escrow Agent pursuant to the Deposit Escrow Agreement in the form of Exhibit B hereto (the "Deposit Escrow Agreement"). At the Closing, Purchaser, Sub, the Company and the Shareholders' Agent shall cause the Letter of Credit to be returned to Purchaser.

                 (b) At least five Business Days prior to the Closing Date, the Company shall designate a bank account at the Disbursing Agent to receive the Aggregate Merger Consideration (less the amount of the Indemnification Escrow). Purchaser shall, on behalf of Sub, on the Closing Date, pay the Aggregate Merger Consideration (less the amount of the Indemnification Escrow) by wire transfer to the account designated by the Company and such Aggregate Merger Consideration shall thereafter be disbursed to the Shareholders' Agent and the shareholders of the Company by the Disbursing Agent. Purchaser shall have no liability or obligation with respect to disbursement of the Aggregate Merger Consideration other than making such payment to the Disbursing Agent and Purchaser shall have no liability related to any failure by the Disbursing Agent or Shareholders' Agent to distribute any amounts to the shareholders of the Company.

                 (c) On the Closing Date, Purchaser shall take the sum of $1,000,000 (and such additional amounts as may be necessary pursuant to Sections 3.2(d) and 3.5(b) hereof) (the "Indemnification Escrow") from the Aggregate Merger Consideration and deposit the Indemnification Escrow with the Indemnification Escrow Agent to be held pursuant to the Indemnification Escrow Agreement in the form of Exhibit C hereto (the "Indemnification Escrow Agreement"). The Disbursing Agent shall also take the sum of $1,000,000 (the "Shareholders' Expense Fund") and pay it to the Shareholders' Agent to be used and applied as set forth in Section 15.12 hereof.

                 (d) At the Closing, Purchaser, the Company and the Shareholders' Agent shall enter into a Disbursing Agent Agreement with the Disbursing Agent, in a form satisfactory to the Company and Purchaser, for the purpose of effecting the payments to the shareholders of the Company contemplated hereby. Such agreement shall provide, among other things, that as soon as practicable after the Effective Time, the Disbursing Agent shall mail or otherwise cause to be delivered to each record holder of certificates representing shares of the Company's Stock who has not already delivered a transmittal form and related stock certificates to the Disbursing Agent, a notice and transmittal form (which shall specify that delivery shall be effective, and risk of loss and title to such certificates shall pass, only upon proper delivery of such certificates to the Disbursing Agent in accordance with the terms of delivery specified in such transmittal form and shall be in such form and have such other provisions as the Company may reasonably specify) for use in effecting the surrender of such holder's stock certificates for payment therefor. Upon surrender to the Disbursing Agent of stock certificates together with such letter of transmittal duly executed, the holder of such certificate(s) shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Stock previously represented by such certificate and the Merger Consideration less such shareholder's pro rata portion of the Indemnification Escrow and the Shareholders' Expense Fund, and such certificate shall forthwith be canceled. Any Merger Consideration deposited with the Disbursing Agent for payment to former shareholders of the Company pursuant to this Agreement which remains unclaimed after the expiration of six months after the Effective Time shall be delivered to the Continuing Corporation by the Disbursing Agent (together with any interest earned thereon) and thereafter the Disbursing Agent shall not be liable to any person claiming the same and former shareholders of the Company shall be entitled to look only to the Company (subject to abandoned property, escheat and other similar laws) for payment of the Merger Consideration upon due surrender of their stock certificates. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates from the former Company shareholders, except as otherwise provided in this Agreement. If payment for any share of Company Stock is to be made to a person other than one in whose name such certificate surrendered for payment is registered or issued, it shall be a condition to such payment that such certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

                 (e) All payments made in respect of shares of Stock of the Company which are made in accordance with the terms of this Section shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Stock.

         3.5     Dissenting Shares.

                 (a) Notwithstanding anything in this Agreement to the contrary, no share of Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a shareholder who has properly exercised and perfected dissenters' rights under Sections 1571-1580 of the BCL (the "Dissenting Shares") shall be converted into or be exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to receive such consideration as shall be determined pursuant to Sections 1571-1580 of the BCL with respect to such share; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost his or her rights to appraisal under the BCL, such holder's Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 3.1 and such shares shall no longer be Dissenting Shares.

                 (b) The Company shall give Purchaser prompt notice of any written notice of intention to demand, demands for appraisal or payment of the fair value of any shares of Company Stock, withdrawals of such notices of intention to demand or such demands and any other instruments delivered pursuant to Sections 1571-1580 of the BCL. In the event that any such notices of intention to demand or such demand shall have been made and not withdrawn by the Closing, then the Indemnification Escrow shall be increased by (i) an amount reasonably necessary to pay for the costs of such appraisals and (ii) 150% of the amount of the Merger Consideration to which the Person making such notices of intention to demand or such demand would have been entitled had such demand not been made. Purchaser shall have the right of immediate access to these funds and any funds available under the Indemnification Escrow Agreement, without objection, to satisfy any and all obligations to any dissenting shareholders and all related costs and expenses.

         3.6 FCC Licenses. At Closing, if contemplated by the FCC Application, the Company shall transfer to a wholly-owned subsidiary of Purchaser designated by Purchaser, all right, title and interest in the FCC Licenses, free and clear of all Encumbrances.

                                   SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to Purchaser and Sub as follows:

         4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania, and has full corporate power and authority to carry on its business as it is now being conducted. The Company is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

         4.2 Capitalization. The authorized capital stock of the Company consists of 37,750 shares of Common Stock, no par value per share (the "Stock"), of which 30,436 shares are issued and outstanding. All the outstanding shares of Stock have been validly issued and are fully paid and nonassessable, free and clear of all Encumbrances. Except as described on
Schedule 4.2, (i) no shares of capital stock of the Company are held in treasury, (ii) there are no other issued or outstanding equity securities of the Company and (iii) there are no other options, warrants, subscription rights, other rights, proxies, puts, calls, demands, plans, commitments, agreements, understandings or arrangements of any kind (collectively, "Securities Rights") relating to the Stock or securities convertible into or exchangeable for any Stock or Securities Rights. Set forth on Schedule 4.2 hereto is a complete and accurate list of the record owners of all of the Company's outstanding securities (including the amounts owned by each such Person). Each Person is the sole and exclusive record owner of the shares of issued and outstanding Stock set forth opposite such Person's name on Schedule
4.2 hereto, free and clear of any Encumbrances.

         4.3 Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of all Encumbrances. Schedule 4.3 discloses with respect to each Subsidiary (a) its name, (b) the jurisdiction of its organization, and (c) the respective number of its authorized and outstanding shares or other equity interests and the owner thereof. There are no existing options, warrants, calls, commitments or agreements obligating any Subsidiary to issue shares of capital stock of any Subsidiary to any person. Except for the capital stock of the Company's Subsidiaries and except as set forth on Schedule 4.3, neither the Company nor its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. Except as set forth on a Schedule hereto that references a Subsidiary, all of the representations set forth in this Section 4 are true and correct with respect to each Subsidiary (other than the Chiefs, as to which no representations are made) as well as the Company.

         4.4     Authority; No Conflicts.

                 (a) The Company has all requisite corporate power and authority to own, lease and otherwise to hold and operate its assets, to carry on the business of the Station as now conducted, and to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company's shareholders. The execution and delivery of the Major Shareholders' Voting Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Major Shareholders. The Major Shareholders' Voting Agreement constitutes the valid and binding obligation of the Major Shareholders enforceable in accordance with its terms and will not conflict with or result in any violation or breach of any provision of the Articles of the Incorporation or Bylaws of the Company or any provision of the BCL. Upon the performance of the obligations of the Major Shareholders as set forth in the Major Shareholders' Voting Agreement, this Agreement and the Merger shall be approved by the Company's shareholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

                 (b) Except as described on Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) result in any violation or breach of, or constitute a default under the terms, conditions or provisions of any agreement, indenture, mortgage or instrument to which the Company is a party or to which its property is subject, or (iii) subject to obtaining the approval of the Company's shareholders of the Merger and compliance with the requirements described in
Section 4.17 below, conflict with or violate any judgment, order, decree, statute or law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, or (iv) result in the acceleration of any indebtedness or in the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries, except, in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect.

                 (c) Except as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.5 Real Property. All interests of the Company in and to any Real Property are listed on Schedule 4.5 hereto, and true and complete copies of all leases and subleases related thereto have heretofore been delivered to Purchaser. The Company has good and marketable title to each parcel of Real Property listed on Schedule 4.5 that is identified thereon as being owned by the Company, free and clear of all Encumbrances, except as set forth on
Schedule 4.5. The Company is not in material default and has not received written notice of default under any lease or sublease of Real Property that has
not been cured or withdrawn   and, to the Company's knowledge, each other party
to any such lease or sublease is not in material default of the terms thereof and the Company has not sent any written notice of default under any such lease or sublease. The Real Property listed in Schedule 4.5 constitutes all of the real property necessary for the business and operations of the Station. All buildings, structures, fixtures and other improvements on the Real Property are in adequate repair for the purposes to which they are currently devoted. To the Company's knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending. The Company has delivered to Buyer complete copies of title policies, deeds, leases and surveys for any in the Company's possession for any of the Real Property.

         4.6 Personal Property. Except (a) as set forth on Schedule 4.6 hereto, and (b) for taxes not yet due and payable, the Company has good title to all of its items of tangible personal property and assets, free and clear of all Encumbrances. Taken as a whole, the tangible personal property of the Company is in good operating condition and repair and is suitable and adequate for its present use by the Company. The assets of the Company, whether owned or leased, consist of all of the assets required for the present operation of the Station.

         4.7 Financial Statements. The Company has provided to Purchaser copies of the Financial Statements and the Interim Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied with prior periods, and are in accordance with the books and records of the Company. The Financial Statements present fairly and accurately, in all material respects, the financial position of the Company as at and for the periods indicated therein. The Interim Financial Statements were and will be prepared in accordance with GAAP, but have not been and will not be audited and are subject to year end audit adjustments. Except as set forth on Schedule
4.7 hereto, the Business has been conducted in the ordinary course since December 31, 1996, and the Company has not suffered an adverse change in its business or financial condition since December 31, 1996, that would have a Material Adverse Effect. The Company has operated its business consistent with past practice and has not delayed payment of payables or accelerated collection of receivables in anticipation of the Merger. Without limiting the generality of the foregoing sentence, since December 31, 1996, except as set forth in
Schedule 4.7, there has not been:

                 (a) Any strike, walkout, union organizing activities, slow-downs or lock-outs or labor trouble;

                 (b) Any declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Stock or any direct or indirect issuance, sale, redemption, purchase or other acquisition or disposition of, or creation of any Securities Rights with respect to, any Stock or any rights to purchase Stock or securities convertible into or exchangeable for Stock;

                 (c) Any material increase in the salaries or other compensation payable or to become payable to, or any advance or loan to, any employee, or any increase in, or any material addition to, other benefits (including any Plan) to which any employee may be entitled, or any payments to or in respect of any Plan or any change in any Plan, except in each case payments in the ordinary course of business and consistent with past practice or in accordance with existing collective bargaining or employment agreements;

                 (d) Any making or authorization of any single capital expenditure in excess of $50,000, or acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof, or investment either by purchase of stock or securities, contributions of capital, any loan or advance of funds to any Person or, except in the ordinary course of business, purchase of any property or assets;

                 (e) Any sale, transfer or other disposition of any assets of the Company in excess of $50,000 except sales of assets in the ordinary course of business consistent with past practice;

                 (f) Any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities shown on the December 31, 1996 balance sheet or liabilities incurred in the ordinary course of business and consistent with past practice since such date;

                 (g) Any "write-offs" as uncollectible of any accounts receivable in excess of $25,000 or any "write-downs" of the value of any assets other than in immaterial amounts or in the ordinary course of business consistent with past practice;

                 (h) Any change in any method of accounting or keeping of its books of account or accounting practices; or

                 (i) Any creation, incurrence, assumption or guarantee of any obligations or liabilities, except for liabilities for trade or business obligations incurred in the ordinary course of business and consistent with past practice.

         4.8 FCC. (a) The Station is operated in material compliance with the terms of the FCC Licenses, the Communications Act of 1934, as amended, and applicable rules, regulations and policies of the FCC ("FCC Rules and Regulations"). The FCC Licenses are listed on Schedule 4.8 and are valid and in full force and effect. The FCC Licenses constitute the only licenses, permits or authorizations from the FCC that are necessary or required and/or used in the business and operations of the Station in accordance with applicable law. Except as set forth on Schedule 4.8, no application, action or proceeding is pending for the renewal or modification of the FCC Licenses and, to the Company's knowledge, there is not now before the FCC any investigation or complaint against the Company or relating to the Station, the unfavorable resolution of which would impair the qualifications of the Company to hold the FCC Licenses. Except as set forth on Schedule 4.8, there is no proceeding pending before the FCC, and there is no outstanding notice of violation from the FCC, with respect to the Station other than proceedings generally affecting the television broadcasting industry. No order or notice of violation has been issued by any governmental entity which permits revocation, adverse modification or termination of the FCC Licenses. All documents required by 47 C.F.R. Section 73.3526 to be kept in the Station's public inspection files are in such file, other than documents the absence of which either individually or in the aggregate would be immaterial to the conduct of the operations of the Company as presently conducted, or the Station or the ability of the Company to renew the FCC Licenses, and such file will be maintained in proper order and complete up to and through the Closing Date, except for any such immaterial documents.

                 (b) Schedule 4.8(b) sets forth all of the cable systems (the "Cable Systems") on which the Company (i) has elected "must-carry" status for the Station pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), or (ii) has given retransmission notice for the three year period commencing January 1, 1997. The signal of the Station currently is carried on each of the Cable Systems. The Cable Systems include all of the cable systems on which the Station has the right to elect "must-carry" status pursuant to the Cable Act, the Communications Act and the FCC Rules and Regulations. None of the Cable Systems has expressed or indicated to the Company any intention or plan to discontinue carriage of the signal of the Station.

         4.9 Intellectual Property. The Company has delivered or made available to Purchaser a complete list of all Intellectual Property on the date hereof. Except as otherwise disclosed on Schedule 4.9 hereto, the Company's owns such Intellectual Property free and clear of any royalty, lien, encumbrance or charge. Except as set forth on Schedule 4.9 during the two year period immediately preceding the date of this Agreement, the Company has not received any written notice or written claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Company. Except as set forth on Schedule 4.9, during the two year period immediately preceding the date of this Agreement, the Company has not given any notice of infringement to any third party with respect to any of the Intellectual Property.

         4.10 Employee Benefit Plans. (a) Schedule 4.10 hereto contains a list of every Plan or Other Arrangement contributed to or maintained by the Company for the benefit of any employee of the Company. The Company has delivered or made available to Purchaser complete copies of (i) the Plans and related trust documents; (ii) the most recent financial statements and actuarial valuations, if applicable; (iii) for the two most recent plan years, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan; (v) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion; (vi) all correspondence with the Pension Benefit Guaranty Corporation on any Plan; (vii) all IRS rulings, opinions or technical advice relating to any Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice; and (viii) all Agreements with service providers or fiduciaries for providing services on behalf of any Plan. For each Other Arrangement, the Company has furnished to Purchaser complete copies of each policy, agreement or other document setting forth or explaining the terms of the Other Arrangement, all related trust agreements or other funding documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), all employee communications, all correspondence or other submissions with any governmental agency, and all Agreements with service providers or fiduciaries for providing services on behalf of any Other Arrangement.

         (b) No Plan is a Multiemployer Plan.

         (c) No Plan is an ESOP.

         (d) The Company and the Subsidiaries have made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement and have taken no action (including, without limitation, actions required by Law) relating to any Plan or Other Arrangement that will increase Purchaser's, the Company's or any Subsidiary's obligation under any Plan or Other Arrangement.

         (e) Schedule 4.10 sets forth a list of all Qualified Plans. All Qualified Plans and any related trust agreements or annuity agreements (or any other funding Documents) comply and have complied with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws. The trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code. The Company and the Subsidiaries have received determination letters issued by the IRS with respect to each Qualified Plan, and the Company has furnished to Purchaser true and complete copies of all such determination letters and all correspondence relating to the applications therefor. All statements made by or on behalf of the Company or any Subsidiary to the IRS in connection with applications for determinations with respect to each Qualified Plan were true and complete when made and continue to be true and complete unless supplanted by subsequent statements. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

         (f) There are no material legal or administrative proceedings pending against any of the Plans affecting employees of the Company (other than routine claims for benefits). Except as set forth on Schedule 4.10, to the Company's knowledge, the Plans subject to ERISA comply in all material respects with applicable requirements prescribed by ERISA and the Code. The Company and the Subsidiaries have complied with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. The Company and the Subsidiaries have no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company and the Subsidiaries have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and there exist no facts that could give rise to such a claim.

         (g) No Plan or Other Arrangement, individually or collectively, provides for any payments by Company or any Subsidiary to any employee or independent contractors that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

         (h) No Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

         (i) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the Code), and no Plan is subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions.

         (j) No Plan is a funded Welfare Plan that provides benefits to current or former Company or Subsidiary employees or their beneficiaries.

         (k) Schedule 4.10 (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Company or any Subsidiary,
(ii) identifies the method of funding (including, without limitation, any individual accounting) for all such benefits, (iii) discloses the funded status of the Plans providing or promising such benefits and (iv) sets forth the method of accounting for such benefits to any key employees (as defined in Section 416(i) of the Code) of Company or any Subsidiary.

         (l) All Welfare Plans and the related trusts that are subject to
Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final Treasury regulations under Section 162 of the Code explaining those requirements.

         (m) The Company and the Subsidiaries have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file and
(ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company or any Subsidiary have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Company or any Subsidiary, or from any other person that are or could become a lien on any Asset of the Company or any Subsidiary or could otherwise adversely affect the businesses or Assets of Company or any Subsidiary. The Company and the Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

         4.11 Employee Relations. Except as set forth on Schedule 4.11 hereto, the employees of the Company are not covered by any collective bargaining agreement. No strike, work stoppage, slowdown or labor dispute involving any employees of the Company has occurred during the past three years or, to Company's knowledge, is threatened. The Company has complied and is in compliance in all material respects with all laws related to the employment or the workplace, including, without limitation, provisions related to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and the right to know and social security contributions. The consummation of the transactions contemplated hereby will not cause the Company or any of its Subsidiaries to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth in Schedule 4.11 hereto, no employee of the Company or any of its Subsidiaries has any contractual right to continued employment by the Company or any of its Subsidiaries following consummation of the transactions contemplated by this Agreement.

         4.12 Insurance. Schedule 4.12 hereto contains a list of all insurance policies concerning the Business and/or any of the assets of the Company or any of the Subsidiaries. All such policies (a) are in full force and effect and no notice of cancellation or termination has been received; and
(b) are sufficient for compliance in all material respects by the Company with all requirements of the law and of all agreements to which the Company is a party.

         4.13 Material Contracts. (a) Schedule 4.13 hereto contains a list of all the Material Contracts, and true copies of such agreements have been furnished to Purchaser or have been made available to Purchaser. There exists no default or event which, with notice or lapse of time, or both, would constitute a default by the Company, or, to the Company's knowledge, any other party to any such Material Contract, except where such default would not have a Material Adverse Effect. The Company has not received written notice that any party to any Material Contract intends to cancel or terminate any such agreement or to exercise or not to exercise any option to renew thereunder.

                 (b) For each Material Contract set forth on Schedule 4.13 which is a program or film contract or license pursuant to which the Company is authorized to broadcast programs on the Station (each, a "Program Contract"),
Schedule 4.13 sets forth the following information as of February 28, 1997: (i) the identity, title and syndicator of the programming, (ii) the expiration date of each Program Contract, (iii) the number of telecasts thereof originally licensed and the cost thereof, and (iv) the number of telecasts on the Station remaining available to the Company. For each of these Program Contracts, there are no time period and/or cash or non-cash promotional commitments. The Program Contracts have been scheduled and broadcast in the ordinary course of business consistent with the Station's past practices and customary practices in the television broadcast industry.

         4.14 Compliance with Laws. Except as set forth on Schedule 4.14, the Company is in compliance with all applicable Federal, state and local laws, rules and regulations, except where the failure to so comply would not have a Material Adverse Effect.

         4.15 Litigation. Except as set forth on Schedule 4.15 hereto, there is no suit, claim, action, proceeding or arbitration pending or, to Company's knowledge, threatened against the Company or involving the Station. There is no outstanding citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against or affecting the Business or assets of the Company or the Company.

         4.16 No Brokers. Neither the Company nor anyone acting on its behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the sale of the Company and the transactions contemplated by this Agreement, other than the Company's engagement of Stonewood Capital Management, Inc. as exclusive agent for the Company to attempt to arrange the sale or merger of the Company.

         4.17 Consents. Except (a) for immaterial filings, consents, approvals and authorizations, (b) as set forth on Schedule 4.17 hereto, (c) for filings pursuant to the H-S-R Act, or (d) the application requesting the approval and consent of the FCC to the transactions contemplated by this Agreement (the "FCC Application"), no filing, consent, approval or authorization of any governmental authority or of any third party on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

         4.18    Environmental.  Except as set forth on Schedule 4.18 hereto:

                 (a) All of the operations of the Company at or from any Real Property comply in all material respects with applicable Environmental Laws. The Company has not engaged in or permitted any operations or activities upon any of the Real Property for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Substances at the Real Property, except in substantial compliance with applicable Environmental Laws.

                 (b) None of the Real Property is listed or, to Company's knowledge, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or any similar inventory, register or identification of sites requiring investigation or remediation maintained by any state or other governmental authority. The Company has not, during the five years immediately preceding the date hereof, received any written notice from any governmental entity or third party of any actual or threatened Environmental Liabilities with respect to the Real Property or the conduct of the Business.

                 (c) To Company's knowledge, there are no conditions existing at the Real Property that require, or which with the giving of notice or the passage of time or both would likely require remedial or corrective action, removal or closure pursuant to the Environmental Laws.

                 (d) The Company has all the material permits, authorizations, licenses, consents and approvals necessary for the current conduct of the Business and for the operations on, in or at the Real Property which are required under applicable Environmental Laws and is in substantial compliance with the terms and conditions of all such permits, authorizations, licenses, consents and approvals.

                 (e) The Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Substances.

                 (f) The Company has furnished to Purchaser accurate and complete copies of all written information in its possession pertaining to the environmental history of the Real Property and the operations of the Company and its Subsidiaries, including without limitation, all environmental assessments.

         4.19  Tax Matters.  Except as set forth on Schedule 4.19 hereto:

                 (a) All Returns with respect to any Tax required to be filed by, or with respect to, the Company have been filed when due in timely fashion. All Taxes payable by the Company during the periods covered by such Returns have been paid when due in timely fashion. The Company has made available to Purchaser, for the last three taxable years, copies of all income and franchise Tax Returns filed by, or with respect to, the Company. The Company has also made available to Purchaser the copies of all examination reports and statements of deficiencies assessed with respect to the Company for the last three taxable years.

                 (b) No Tax audit or other proceeding has been conducted during the past seven years or is currently being conducted with respect to the Company and the Company has not received notification from any Tax Authority that it intends to commence a Tax audit or other proceeding with respect to any Return.

                 (c) There are no agreements for the extension of the time for assessment of any Taxes relating to the Company.

                 (d) There are no Encumbrances on the assets of the Company for any Tax currently due and owing.

                 (e) There is not, and will not be as of the Closing, any agreement or consent made under Section 341(f) of the Code affecting the Company.

                 (f) Company has not made, nor will it become obligated to make, as a result of any event connected with the transaction contemplated by this Agreement, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

         4.20  Transactions with Affiliates.  Except as set forth in Schedule
4.20 attached hereto, the Company is not now, and since January 1, 1996, has not been, a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the Business, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any officer, director, employee, proprietor, partner or shareholder of the Company or any Affiliate of the Company or any of the foregoing. The terms and conditions of the transactions identified on Schedule 4.20 are described briefly therein.

         4.21 No Undisclosed Liabilities. Except to the extent, if any, otherwise disclosed in the Schedules hereto, the Company has no material liability of any kind whatsoever, whether absolute, accrued or contingent, except for (a) liabilities of the type described in the Interim Balance Sheet or the notes to the Company's audited balance sheet as of December 31, 1996 and
(b) liabilities taken into account in the calculation of the Aggregate Merger Consideration.


                                   SECTION 5

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

         Purchaser and Sub hereby jointly and severally represent and warrant to the Company as follows:

         5.1 Organization and Good Standing. Each of Purchaser and Sub is a corporation duly organized, validly existing, and subsisting under the laws of the state of its incorporation. Each of Purchaser and Sub has full corporate power and authority to carry on its business as it is now being conducted.

         5.2 Execution and Effect of Agreement. Each of Purchaser and Sub has full corporate power and authority to enter into this Agreement. The consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Purchaser and Sub. This Agreement has been duly executed and delivered by Purchaser and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

         5.3 No Conflicts. Except as set forth in Schedule 5.3 hereto and subject to obtaining the consents and approvals, and making the filings described in Section 5.4 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any of the provisions of the charter or by-laws of Purchaser and Sub,
(b) to Purchaser's or Sub's Knowledge, violate any provision of applicable law, rule or regulation which violation would have a material adverse effect on the business or financial condition of Purchaser or Sub or prevent or materially interfere with Purchaser's or Sub's ability to perform hereunder or (c) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which either Purchaser or Sub is a party or to which their respective properties are subject, or constitute a default thereunder, except where such conflict, breach, right of termination, acceleration or default would not have a material adverse effect on the business or financial condition of Purchaser or Sub or prevent or materially interfere with Purchaser's or Sub's ability to perform hereunder.

         5.4     Consents.  Except (i) as set forth on Schedule 5.4 hereto,
(ii) for filings pursuant to the H-S-R Act, or (iii) the FCC Applications, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of Purchaser or Sub is required in connection with the execution and delivery of this Agreement by Purchaser or Sub or the consummation of any of the transactions contemplated hereby.

         5.5 Availability of Funds. Purchaser and Sub will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration. At the Company's request, Purchaser and Sub shall provide the Company with evidence reasonably satisfactory to the Company of the availability of such funds.

         5.6 Litigation. There is no suit, claim, action, proceeding or arbitration pending or, to Purchaser's or Sub's Knowledge, threatened against Purchaser or Sub which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

         5.7 No Brokers. Neither Purchaser nor Sub nor anyone acting on their behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the purchase of the Company and the transactions contemplated by this Agreement.

         5.8 FCC. Except as set forth on Schedule 5.8, Purchaser and Sub are each qualified to acquire control of the FCC Licenses as contemplated by this Agreement under the Communications Act of 1934, as amended, and the FCC Rules and Regulations, without any requirement to obtain any waiver thereof. Except as set forth on Schedule 5.8, to Purchaser's knowledge, there is no state of affairs relating directly or indirectly to Purchaser or Sub or their plans for the Company or the Station that could reasonably be expected to result in a refusal by the FCC to approve the transactions contemplated hereby or to delay such approval.



                                   SECTION 6

                        ADDITIONAL PROVISIONS REGARDING
                         REPRESENTATIONS AND WARRANTIES

         6.1 Limitation; Survival. Except as specifically set forth herein or in any Schedule, Exhibit or other document delivered pursuant hereto, no party has made any representation or warranty with respect to the transactions to be consummated hereunder. The representations and warranties herein and the obligations of the parties shall survive the Closing for a period of eighteen months, provided, however, that any claims that have been made before such date shall survive until the final resolution thereof.

         6.2 Right to Update Schedules. The Company shall have the right and obligation, without being deemed to be in breach of its representations and warranties set forth in this Agreement, to supplement or amend the Schedules to this Agreement with respect to any actions by the Company after the date hereof, which occur in the ordinary course of the Business (consistent with past practices), but no such amendment shall be deemed to amend Section 8.3 without Purchaser's consent.

         6.3 Knowledge of Purchaser, Sub or the Company. If any party hereto (a "Knowing Party") has actual knowledge upon its execution and delivery of this Agreement or at Closing that any other party hereto (an "Other Party") is or will be in breach of any representation or warranty made or to be made in this Agreement by such Other Party, then such Knowing Party shall not have any right or remedy (including indemnification pursuant to Section 9 below) with respect to such breach, and the Other Party will not be deemed to be in breach of such representation or warranty. For purposes of this Section, Purchaser or Sub will be a Knowing Party only if Robert Smith or David Fitz has actual acknowledge of a matter. The Company will be a Knowing Party only if Richard Mayer has actual knowledge of a matter.

         6.4 Schedules and Exhibits. Any fact or item disclosed in any Schedule or Exhibit hereto shall be deemed to have been disclosed in all other Schedules or Exhibits requiring such disclosure and for purposes of all other representations and warranties made herein, if it appears reasonably apparent on the face of the Schedule where such item is referenced that it is relevant to such other Schedules.

                                   SECTION 7

                   MATTERS RELATING TO JOHNSTOWN CHIEFS, INC.

         7.1 General. The Company owns all of the Chiefs Stock. It is the intent of the parties hereto that the Chiefs Stock is to be owned by the present shareholders of the Company following the Closing and not by the Continuing Corporation. Accordingly, at or prior to the Closing Date, and as an integral part of the Merger, either the Chiefs Stock or, if the Chiefs Stock is no longer owned by the Company, the proceeds received by the Company for the Chiefs Stock, shall be distributed to the shareholders of the Company. All proceeds received by the Company for the Chiefs Stock shall be set aside in a separate account until distributed to the shareholders of the Company.

         7.2     Consents.

                 (a) The sale or other distribution of the Chiefs Stock is subject to receipt of the consents set forth on Schedule 7.2 hereof. In the event such consents are not received by the Closing Date, the Continuing Corporation shall continue to own the Chiefs Stock, the Continuing Corporation shall grant a proxy in the form of Exhibit D hereto to the Shareholders' Agent to vote the Chiefs Stock, and the officers and directors of Chiefs shall continue to be the officers and directors in office on the Closing Date. The Continuing Corporation shall, at the sole cost and expense of the former Company shareholders (to be paid by the Shareholders' Agent), cooperate with the Shareholders' Agent to obtain the required consents and shall deliver the Chiefs Stock to the Disbursing Agent for distribution to the former shareholders of the Company as soon as the Continuing Corporation shall receive written notice from the Shareholders' Agent that such distribution is permitted. The Chiefs shall deal with the Continuing Corporation on an arm's length basis in all matters and shall reimburse the Continuing Corporation for all costs and expenses, if any, as the Continuing Corporation may reasonably incur in connection with its continued ownership of Chiefs.

                 (b) In the event the Chiefs Stock cannot be distributed to the shareholders of the Company on or before October 30, 1997, then the Continuing Corporation may, but shall have no obligation (except as provided in Section 7.2[a]) to, take such actions as it deems necessary to dispose of the Chiefs Stock in such manner as it may determine is most expeditious. Any net proceeds received by the Continuing Corporation in connection with that disposition (less any Taxes, costs, expenses or Losses incurred or reasonably expected to be incurred by the Continuing Corporation related to or arising from the Continuing Corporation's ownership, distribution or disposition of the Chiefs Stock, and any Taxes, costs, expenses or Losses related to or arising from the business or operations of the Chiefs) shall be distributed to the Disbursing Agent for distribution to the former shareholders of the Company as part of the Merger Consideration.


                                   SECTION 8

                     ADDITIONAL COVENANTS AND UNDERTAKINGS

         8.1 Further Assurances and Assistance. Purchaser, Sub and the Company agree that each will execute and deliver to the others any and all documents, in addition to those expressly provided for herein, that may be necessary, appropriate or reasonably requested to implement the provisions of this Agreement, whether before, at or after the Closing. The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

         8.2 Access to Information. The Company, from and after the date of this Agreement and until the Closing Date, shall give Purchaser, Sub and their respective employees and representatives full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business, will provide Purchasers with all regularly prepared financial statements of the Company, and will provide copies of such information concerning the Company and the Business as Purchaser and Sub may reasonably request (including, without limitation, information used in connection with the preparation of the Statement of Estimated Net Current Asset Adjustment pursuant to Section 3.2(d)); provided, however, that the foregoing shall not permit Purchaser, Sub or any agent thereof to (i) disrupt the Business or (ii) contact any employee of the Company without providing reasonable prior notice to the Company and allowing a representative of the Company to be present. Purchaser and Sub may perform such environmental inspections and assessments as Purchaser and Sub reasonably deem necessary.

         8.3 Conduct of Business Prior to Closing. Except as contemplated by this Agreement, from and after the date hereof the Company shall conduct such Business in the ordinary course and consistent with past practices.
Except as contemplated by this Agreement or as consented to by Purchaser (and any such consent to a matter that would not impact the Company following the Closing shall not unreasonably be withheld) in writing, from and after the date hereof the Company shall act as follows:

                 (a) The Company will not adopt any material change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

                 (b)      The Company will not amend its charter or by-laws;

                 (c) Except for dispositions in the ordinary course of business consistent with past practice, the Company will not sell, mortgage, pledge or otherwise dispose of any assets or properties owned or used in the operation of the Station;

                 (d) The Company will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

                 (e) The Company will use reasonable commercial efforts to maintain its goodwill, business relationships, licenses and franchises;

                 (f) In the event the Closing does not occur prior to the expiration of the existing labor agreement, the Company will negotiate in good faith, and in consultation with Purchaser, an extension of its labor union contract for the period of time prior to the Closing, but the Company will not enter into any new labor union agreement or further renew its existing contract. Prior to Closing, the Company will permit the Purchaser to engage in good faith, pre-acquisition negotiations with the incumbent labor union for a new labor agreement which would become effective on or after the Closing and contain such wages, hours and other terms and conditions of employment as may be mutually acceptable to the union and the Purchaser.

                 (g) The Company will not authorize for issuance, issue or sell any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

                 (h) The Company will not incur, or agree to incur, any debt for borrowed money;

                 (i) The Company will keep all of its assets in their present working order and repair (reasonable wear and tear excepted);

                 (j) The Company will maintain its current levels of insurance coverage;

                 (k) The Company will promptly deliver to Purchaser monthly sales pacing reports and monthly, quarterly and annual financial statements as customarily prepared for the Station;

                 (l) The Company will not enter into new contracts or modify existing contracts having an individual value of more than $25,000 in cash or services or an aggregate value in excess of $200,000;

                 (m) The Company will not enter into any transactions with related parties or affiliates, other than arm's length agreements consistent with past practice;

                 (n) The Company will not change any Plan or Other Arrangement except as may be required by law;

                 (o) The Company will not enter into any employment agreements;

                 (p) The Company will not change or modify any compensation, benefits or businesses for any employee of the Company, except to the extent consistent with the normal compensation practices of the Company;

                 (q) The Company will use its best efforts to comply in all material respects with all applicable laws;

                 (r)      The Company will not enter into any (i) agreement
under which it will obtain any management rights with respect    to any
television station or under which any third party obtains any such rights with respect to the Station, or (ii) any local marketing arrangement, joint operating agreement, joint sales agreement or other similar contract;

                 (s) The Company will not, and will not permit its shareholders to, pledge or otherwise encumber in any manner the Stock in any manner that could impact the transactions contemplated hereby or Purchaser's ownership of the Company following the Closing.

         8.4 H-S-R Act. Each of Purchaser and Sub and the Company shall, within ten days of the date hereof, file duly completed and executed Pre-Merger Notification and Report Forms as required under the H-S-R Act and shall otherwise use their respective best efforts (without requiring any of Purchaser, Sub or the Company to incur material costs or expenses) to comply promptly with any requests made by the Federal Trade Commission or the Department of Justice pursuant to the H-S-R Act or the regulations promulgated thereunder. All filing fees and other payments in connection with the H-S-R Act shall be paid by Purchaser.

         8.5     FCC Application.

                 (a) Each of Purchaser and Sub and the Company shall, within ten days of the date hereof, file with the FCC the FCC Application; provided that the parties shall cooperate with each other in the preparation of the FCC Application and shall in good faith and with due diligence take all reasonable steps necessary to expedite the processing of the FCC Application and to secure such consents or approvals as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective periods of the granting of FCC approval of the FCC Application, and no party shall have terminated this Agreement under Section 13, the parties shall jointly request and use their respective best efforts to obtain one or more extensions of the effective periods of such grants. No party shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which would be to cause the FCC not to grant approval of the FCC Application.

                 (b) The Company shall publish the notices required by the FCC Rules and Regulations relative to the filing of the FCC Application.
Copies of all applications, documents and papers filed after the date hereof and prior to the Closing, or filed after the Closing with respect to the transactions under this Agreement, by Purchaser or the Company with the FCC shall be mailed to the other simultaneously with the filing of the same with the FCC. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the application to be prepared by it and in connection with the processing of that application. All filing and grant fees, if any, paid to the FCC, shall be borne 50% by Purchaser and 50% by the Company. None of the information contained in any filing made by Purchaser and Sub or the Company with the FCC with respect to the transactions contemplated by this Agreement shall contain any untrue statement of a material fact.

         8.6 Books and Records. Following the Closing, Purchaser and the Company shall permit the Shareholders' Agent (a) to have reasonable access to the books and records of the Company relating to the period prior to the Closing or after the Closing to the extent related to transactions or events occurring prior to the Closing, and (b) to have reasonable access to employees of the Company, Purchaser and Sub to obtain information relating to such matters. The Company shall maintain such books and records for a period of seven years following the Closing.

         8.7 Employees and Employee Benefits. Notwithstanding the provisions of Section 8.3 hereof, the parties agree that the Company may defer funding its Plans to the extent that, following any further funding, such Plans would be overfunded.

         8.8 Control of Station. From the date hereof until the Closing Date, subject to the express provisions of this Agreement, neither Purchaser nor Sub shall directly or indirectly control, supervise or direct the operation of the Station.

         8.9 Retention of Employees. Purchaser agrees during the first year following the Closing, the Company will not layoff or terminate, for the primary purpose of saving operating expenses, more than four full-time employees of the Company with five or more years of employment with the Station. For this purpose, an employee who is laid off or terminated for cause or due to performance considered unsatisfactory in the sole judgment of the Company following the Closing will not be treated as having been laid off or terminated for the primary purpose of saving operating expenses. This
Section 8.9 shall operate exclusively for the benefit of the parties to this Agreement and not to the benefit of any other person or entity, including without limitation, any employee or former employee of the Company or any of its Subsidiaries.

         8.10 Shareholder Approval. The Company shall, in accordance with applicable law and the Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a meeting of the holder of shares of Company Stock, or obtain a written consent in lieu thereof, as soon as possible after the date hereof for the purpose of voting upon (or passing upon in writing) this Agreement and the Merger.

         8.11 Consents and Approvals. The Company shall use its reasonable efforts to obtain the third party consents and approvals identified in Schedule 10.1(d) hereto.

         8.12 Retransmission Consent Agreements. The Company shall advise and keep Purchaser fully informed of the terms and conditions of any new retransmission consent agreements and provide Purchaser with copies of such information with respect to such agreements as Purchaser may reasonably request.


                                   SECTION 9

                                INDEMNIFICATION

         9.1 Indemnification of Purchaser and Sub. Subject to Section 9.3 hereof, Purchaser, Sub (and, following the Closing, the Company) and their respective officers, directors, affiliates and representatives shall be indemnified and held harmless by the shareholders of the Company from and against the following:

                 (a) any and all Losses, however incurred, which arise out of or result from:

                 (i) any breach by the Company of any representation or warranty of the Company as set forth in Section 4 of this Agreement or any instrument or certificate delivered by the Company at Closing; or

                 (ii) the failure by the Company to perform any covenant of the Company contained herein.

                 (b) all amounts payable to holders of Dissenting Shares in excess of the Merger Consideration they would have received had they not exercised their appraisal rights and all costs (including legal fees and expenses) incurred by the Company as a result of any exercise of appraisal rights;

                 (c) all Taxes, costs, expenses, and other Losses, if any, incurred by the Continuing Corporation as a result of the sale or other disposition of the Chiefs Stock, of the continued ownership of the Chiefs Stock by the Company following the Closing pursuant to Section 7.2 and any other Losses arising out of the business or operations of the Chiefs (collectively, the "Chiefs Matters"), but only to the extent such items are not already taken into account in determining the Net Current Asset Adjustment;

                 (d) any and all Losses related to or arising out of any claims made by James M. Edwards, Sr., including, without limitation, any claims made under his former employment arrangements with the Company other than payments to which Mr. Edwards is entitled under the Edwards Agreements as a retired employee of the Company (collectively, the "Edwards Matters"); and

                 (e) any and all Losses related to or arising out of any remediation efforts associated with the three hundred gallon underground storage tank disclosed as item number 2 on Schedule 4.18 hereto, including without limitation, any and all removal and other environmental clean-up costs associated therewith (collectively, the "UST Matters").

         9.2 Indemnification by Purchaser and Sub. Subject to Section 9.3 hereof, Purchaser and Sub shall indemnify and hold the shareholders of the Company harmless from and against any and all Loss, however incurred, which arises out of or results from:

                 (a) any breach by Purchaser or Sub of any representation or warranty of Purchaser and Sub set forth in Section 5 of this Agreement;

                 (b) the material failure by Purchaser or Sub to perform any covenant of Purchaser and Sub contained herein; or

                 (c) any liability or obligation of or claim against the Company (whether absolute, accrued, contingent or otherwise) arising out of, relating to or resulting from the Business or the operations of the Station during the period after the Closing Date

         9.3 Limitations and Other Provisions Regarding Indemnification Obligations.

                 (a) Notwithstanding the provisions of Section 9.1 hereof, Purchaser, Sub and Company shall not be entitled to receive indemnification payments with respect to any Losses under Section 9.1(a) hereof except if and to the extent that (i) the aggregate amount of Losses incurred by Purchaser and its Affiliates to which it or they would otherwise be entitled to indemnification under Section 9.1 hereof, exceeds $100,000 and then only to the extent of such excess; provided, however, that the limitation contained in this
Section 9.3(a)(i) shall not apply to (A) any adjustments to the calculation of the Aggregate Merger Consideration hereunder, (B) the Chiefs Matters, and (C) the Edwards Matters, and (D) the UST Matters, and (ii) with respect to Tax Liabilities only, such Tax Liability exceeds the Tax Reserve.

                 (b) No party otherwise required to indemnify any other party with respect to any Tax Liability shall have any obligation to indemnify such other party until there has been a Final Determination with respect to any such Taxes, at which time indemnification shall be promptly made.

                 (c) In case any event shall occur which would otherwise entitle Purchaser or the Company to assert a claim for indemnification hereunder, no Loss shall be deemed to have been sustained by Purchaser or Sub to the extent of (i) any tax savings realized or realizable by Purchaser or its Affiliates from a deduction from taxable income or a credit against taxes owed to which Purchaser or its Affiliates is entitled solely by reason of the occurrence of such Loss, or (ii) any proceeds received or otherwise recovered by Purchaser or the Company from any third party, including but not limited to any insurance carrier.

                 (d) In addition to the other limitations set forth in this Section 9, the Company's shareholders liability for indemnification obligations in Section 9.1 hereof shall not exceed the amount of the Indemnification Escrow, and Purchaser's, Sub's and the Company's right to indemnification shall be limited to the monies contained in the Indemnification Escrow.

                 (e) No claim for indemnification for a Loss shall be made after expiration of the applicable period set forth in Section 6.1 hereof.

                 (f) Nothing in this Agreement shall, or shall be deemed to, relieve Purchaser or the Company of any common law or other duty to mitigate any Loss incurred by it. In no event shall Purchaser, Sub or the Company be entitled to recover any indirect, special, incidental or consequential loss or damages.

                 (g)      Absent actual fraud or as expressly provided in
Section 13.2, from and after the Closing Date, indemnification pursuant to this
Section 9 shall be the sole and exclusive remedy of each party hereto with respect to any Loss as to which the provisions of Sections 9.1 or 9.2 hereof, as the case may be, are applicable.

                 (h) Any payments made by either party hereto pursuant to this Section 9 shall be treated as an adjustment to the Aggregate Merger Consideration.

                 (i) Notwithstanding the provisions of this Section 9.3, none of the limitations on indemnifications set forth herein shall be applicable to any Chiefs Matters.

         9.4     Notice of Claim; Defense of Action.

                 (a) An indemnified party shall promptly give the indemnifying part(ies) notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, stating the nature and, if known, the amount of the Loss, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right to indemnification is claimed or arises; provided that the failure of any party to give notice promptly as required in this Section 9.4 shall not relieve any indemnifying party of its indemnification obligations except to the extent that such failure materially prejudices the rights of such indemnifying party. The indemnified party shall give continuing notice promptly thereafter of all developments coming to the indemnified party's attention materially affecting any matter relating to any indemnification claims.

                 (b) The obligations and liabilities of an indemnifying party under this Section 9 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this
Section 9, shall be governed by and contingent upon the following additional terms and conditions: With respect to third party claims, promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to Section 9.1 or 9.2 hereof, such indemnified party shall give prompt notice thereof to the indemnifying part(ies) and the indemnifying part(ies) shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying part(ies) elects to assume the defense of any such action or claim, the indemnifying part(ies) shall not be liable to the indemnified party for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, unless representation of both parties by the same counsel would be prohibited under the applicable Code of Professional Responsibility. The indemnifying part(ies) shall be authorized, with consent of the indemnified party being required, to settle or compromise any such action or claim, provided that such settlement or compromise includes an unconditional release of the indemnified party from all liability arising out of such action or claim. Whether or not an indemnifying part(ies) elects to assume the defense of any action or claim, the indemnifying part(ies) shall not be liable for any compromise or settlement of any such action or claim effected without its consent, such consent not to be unreasonably withheld. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement, including, without limitation, making available all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the other party.

                 (c) For purposes of this Section 9.4, any notice to be given following the Closing to the Company and any decisions to be made by the Company (as the indemnifying party) shall be made by the Shareholders' Agent.


                                   SECTION 10

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

         10.1 Conditions Precedent to the Obligation of Purchaser and Sub. The obligation of Purchaser and Sub to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

                 (a) The Company shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Purchaser and Sub shall have received an officer's certificate of the Company, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this Section 10.1(a) ("Company's Bring-Down Certificate").

                 (b) No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Purchaser or Sub from consummating the transactions contemplated hereby or materially interfering with Purchaser's ability to own the Company or the Company's ability to own its assets and/or the Company's or Purchaser's ability to operate the Station;

                 (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                 (d) All consents identified on Schedule 10.1(d) shall have been received.

                 (e) The FCC shall have issued the FCC Order and such FCC Order shall be a Final Order. All conditions contained in the Final Order required to be satisfied on or prior to the Closing Date shall have been duly satisfied and performed. Notwithstanding the foregoing, if the consent of the FCC is conditional or qualified in any manner materially adverse to the ownership of Purchaser and Sub, Purchaser and Sub may, nevertheless, in Purchaser's sole discretion, require the consummation of the transactions contemplated by this Agreement, but shall not be required to do so.

                 (f) The Company shall have delivered to Purchaser and Sub at the Closing each document required by Section 11.1 hereof.

                 (g) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

                 (h)      No Material Adverse Change shall have occurred.

                 (i) All liens, claims, pledges, mortgages, security interests and encumbrances covering or affecting any of the assets of the Company or Stock shall have been released and terminated as of the Closing Date.

                 (j) There shall have been no casualty at the Company that prevents the Station from broadcasting in the normal manner if such broadcasting cannot reasonably be commenced within 30 days and by the Closing Date.

                 (k) All liabilities or obligations then due or payable by the Company under any of its programming contracts shall have been paid as of the Closing Date.

         10.2 Conditions Precedent to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

                 (a) Each of Purchaser and Sub shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Purchaser and Sub contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and the Company shall have received officers certificates of Purchaser and Sub, dated as of the Closing Date, certifying as to the fulfillment of the condition set forth in this Section 10.2(a) ("Purchaser's Bring-Down Certificate").

                 (b) No statute, rule, or regulation or order of any court or administrative agency shall be in effect which restrains or prohibits the Company from consummating the transactions contemplated hereby.

                 (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                 (d) The FCC shall have issued the FCC Order. All material FCC conditions contained in the FCC Order required to be satisfied on or prior to the Closing Date shall have been duly satisfied and performed;

                 (e) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Stock.

                 (f) Sub and Purchaser shall have delivered to the Company the Merger Consideration and each document required by Section 11.2 hereof.


                                   SECTION 11

                           DELIVERIES AT THE CLOSING

         11.1 Deliveries by the Company. The Company will deliver or cause to be delivered at the Closing to Purchaser and Sub:

                 (a)      Company's Bring-Down Certificate;

                 (b) a legal opinion of Kirkpatrick & Lockhart LLP, counsel to Company, substantially in the form attached as Exhibit E-1 hereto;

                 (c) a legal opinion of Wilkinson, Barker, Knauer & Quinn, FCC counsel to Company, substantially in the form attached as Exhibit E-2 hereto;

                 (d) the original corporate minute books, stock registry and seal of the Company (to the extent available);

                 (e) all material consents, authorizations and approvals of any private party which are required to be obtained in order to consummate the transactions contemplated by this Agreement shall have been duly obtained and shall be in full force and effect;

                 (f) the following documents: (i) a copy of the Company's articles of incorporation, including all amendments thereto, certified as of a date not more than 30 days prior to the Closing Date by the Commonwealth of Pennsylvania, (ii) a subsistence certificate for the Company certified as of a date not more than 30 days prior to the Closing Date by the Commonwealth of Pennsylvania, (iii) a certificate as to the tax lien status of the Company as of a date not more than 30 days prior to the Closing Date from the Commonwealth of Pennsylvania, and (iv) a copy of the bylaws of the Company, certified by the secretary of the Company as being true and correct and in effect as of the Closing Date;

                 (g) a written resignation from office from each officer and director of the Company effective as of the Closing Date, provided, however, that no such resignation shall impact any such person's existing employment agreement or other employment arrangements with the Company;

                 (h)      the Indemnification Escrow Agreement;

                 (i)      the Articles;

                 (j)      the Disbursing Agent Agreement;

                 (k) Wire transfer instructions for the funds to be transferred hereunder; and

                 (l) such documents as Purchaser shall reasonably request in connection with the transfer of the FCC Licenses to a wholly-owned subsidiary of Purchaser pursuant to Section 3.6 hereof, including without limitation, the Assignment of FCC Licenses in the form of Exhibit F attached hereto.

         11.2 Deliveries by Purchaser and Sub. Purchaser will deliver or cause to be delivered at the Closing to the Company, the Disbursing Agent, the Shareholders' Agent or the Indemnification Escrow Agent, as the case may be:

                 (a)      Purchaser's Bring-Down Certificate;

                 (b) a legal opinion of Hogan & Hartson LLP, counsel to Purchaser and Sub, substantially in the form attached as Exhibit G hereto;

                 (c) all material consents, authorizations and approvals of any private party which are required to be obtained by Purchaser in order for Purchaser to consummate the transactions contemplated by this Agreement shall have been duly obtained and shall be in full force and effect;

                 (d)      the following documents for each of Purchaser and
Sub: (i) a copy of the articles of incorporation, including all amendments thereto, certified as of a date not more than 30 days prior to the Closing Date by the state of its incorporation (ii) a subsistence certificate certified as of a date not more than 30 days prior to the Closing Date by the Commonwealth of Pennsylvania, and (iii) a copy of the bylaws certified by the secretary as being true and correct and in effect as of the Closing Date; and

                 (e)      the Merger Consideration as required pursuant to
Section 3.2 hereof.


                                   SECTION 12

                                    EXPENSES

         Each party will pay its own fees, expenses, and disbursements and those of its counsel in connection with the subject matter of this Agreement (including the negotiations with respect hereto and the preparation of any documents) and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby; provided, however, that to the extent not paid out of Cash on Hand the Company shall cause all such fees, expenses and disbursements of the Company and its shareholders (including, without limitation, any fees or expenses of, or payments to, Stonewood Capital Management, Inc. and any legal and accounting fees and expenses), to be paid by the Shareholders' Agent out of the Shareholders' Expense Fund, and the Company shall have no liability to its shareholders for such amounts.

                                   SECTION 13

                        TERMINATION; LIQUIDATED DAMAGES

         13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing:
(i) by mutual written consent of Purchaser and the Company; (ii) by any party to this Agreement, upon written notice to the other parties, at any time after December 31, 1997; (iii) upon a material breach by Purchaser or the Company, which breach is not cured in all material respects within 30 days of receipt of notice by the breaching party from the non-breaching party; or (iv) by Purchaser, by written notice of termination delivered to the Company, if the FCC issues an order in connection with the FCC Application with conditions (other than those generally applicable to transferees of television stations) which are materially adverse to Purchaser or which materially diminish the operating rights with respect to the Company's assets and the Station below those presently possessed by the Company (except any such conditions expressly accepted by Purchaser in writing). Upon such termination, all further obligations of the parties hereto (except as set forth in Section 13.2) shall become null and void and no party shall have any liability to any other party, unless the basis for such termination was the failure by such party to fulfill its covenants and agreements set forth herein. Notwithstanding anything to the contrary herein, the provisions of the Confidentiality Letter dated as of July 9, 1996 between Smith Broadcasting Group, Inc. and Stonewood Capital Management, Inc. and relating to the Company (the "Confidentiality Agreement"), shall remain in effect and shall be binding on all parties hereto as if they were parties thereto either until the Closing, if it occurs, or for the stated term thereof, if there is no Closing.

         13.2    Liquidated Damages.

                 (a) Notwithstanding anything to the contrary contained in this Agreement (except subsection (b) below), if this Agreement is terminated as set forth in Section 13.1(ii) or by the Company pursuant to Section 13.1(iii), the Shareholders' Agent shall receive upon demand, as liquidated damages, the Deposit by drawing on the Letter of Credit in accordance with the terms of the Deposit Escrow Agreement and the Letter of Credit, the nature of this transaction being such as will not permit any exact determination of the damage that may be suffered by the shareholders of the Company under such circumstances.

                 (b) Subsection (a) shall not apply if the Closing does not occur because of a failure to meet one or more of the conditions set forth in
Section 10.1 (except if such failure is a result of a breach hereof by Purchaser or Sub), provided, however, that the condition to deliver documents set forth in

Section 10.1(f) is required to be satisfied only if the conditions set forth in
Section 10.2 shall have been satisfied. In the event that this Agreement is terminated and subsection (a) shall not be applicable, the Letter of Credit shall be returned to Purchaser upon demand.

                 (c) Purchaser acknowledges that it has agreed to post the Deposit and to risk its loss in order to induce the Company and its shareholders to agree to the exclusive dealing provisions of Section 15.11 hereof. Purchaser further acknowledges that, if the closing does not occur for any reason other than one that would permit Purchaser to receive a return of the Letter of Credit, the Company and its shareholders may well incur substantial damages, the amount of which will be difficult to quantify. Thus the amount of the Deposit is a reasonable estimate of such damages and the parties agree that it will act as liquidated damages and is not a penalty.

         13.3 Specific Performance. In addition to any other remedies which Purchaser may have hereunder or at law or at equity or otherwise, the Company hereby agrees that Purchaser shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by the Company and that Purchaser shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.


                                   SECTION 14

                                    NOTICES

         All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed), or (b) sent by Federal Express or other reputable overnight delivery service (for next Business Day delivery), shipping prepaid, as follows:

                          If to Purchaser or Sub to:

                          STC Broadcasting, Inc.
                          c/o David Fitz
                          3839 4th Street North
                          Suite 420
                          St. Petersburg, FL  33703
                          Fax:  813-821-8092

                          With a copy to:

                          Eric C. Neuman
                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court
                          Suite 1600
                          Dallas, TX  75201
                          Fax:  214-740-7355

                                  and to:

                          William S. Reyner, Jr., Esquire
                          Hogan & Hartson LLP
                          Columbia Square
                          555 Thirteenth Street, NW
                          Washington, DC  20004-1109
                          Fax: 202-637-5910

                          If to the Company to:

                          WJAC Incorporated
                          c/o Mr. Richard Mayer
                          The Tribune Building
                          Johnstown, PA 15901
                          Fax: 814-539-9808

                          with a copy to:

                          John C. Rodney, Esquire
                          Kirkpatrick & Lockhart LLP
                          1500 Oliver Building
                          Pittsburgh, PA  15222
                          Fax: 412-355-6501

                                  and

                          Stonewood Capital Management, Inc.
                          Three Gateway Center, 13 East
                          Pittsburgh, PA  15222
                          Attention:  George R. Knapp
                          Fax: 412-391-0500

                                  and

                          Kenneth Satten, Esquire
                          Wilkinson, Barker, Knauer & Quinn
                          1735 New York Avenue, N.W.
                          Washington, DC  20006
                          Fax:  202-783-5851


or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

                                   SECTION 15

                                 MISCELLANEOUS

         15.1 Headings. The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

         15.2 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

         15.3 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         15.4 Entire Agreement. This Agreement, the Related Agreements and the documents to be delivered hereunder and thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations and writings between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

         15.5 Governing Law. This Agreement is to be delivered in and should be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

         15.6 Modification. This Agreement cannot be modified or amended except in writing signed by each of the parties hereto. Following approval by the shareholders of the Company, this Agreement may be amended by action of the Boards of Directors of each of the parties hereto to the extent permitted by
Section 1922(b) of the BCL.

         15.7 Successors and Assigns. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed, or otherwise disposed of by operation of law or otherwise, without the prior written consent of each of the other parties hereto; provided, however, that Purchaser and Sub shall have the right, without the prior consent of (but following notice to) the Company, to assign their rights and obligations under this Agreement to any Affiliate of Robert N. Smith or to any Affiliate of Smith Broadcasting Group, Inc. In the event of such permitted assignment or other transfer, all of the rights, obligations, liabilities, and other terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, Purchaser shall have the right to have the FCC Licenses assigned as contemplated by Section 3.6 hereof.

         15.8 Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect hereto shall continue in full force and effect.

         15.9 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

         15.10 Announcements. From the date of this Agreement, all further public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto, except that nothing herein shall prevent the Company, Purchaser or Sub from making any disclosure in connection with the transactions contemplated by this Agreement if required by applicable law, provided that prior notice of such disclosure is given to the other party hereto.

         15.11 Exclusive Dealings. The parties agree that from the date hereof until the earlier of the Closing Date or the termination of this Agreement, (a) Purchaser and Sub shall have the sole and exclusive right to negotiate with the Company for any proposed merger, consolidation, sale or acquisition of the Company, the assets and/or Stock, each, a "Business Combination" and (b) neither the Company nor any officers, directors, employees or shareholders shall solicit, favorably response to indications of interest from, or enter into negotiations with, any other party for any possible Business Combination.

         15.12 Appointment of Agent. The Company hereby irrevocably appoints Richard H. Mayer (herein called the "Shareholders' Agent") as the agent and attorney-in-fact, for the shareholders of the Company to take any action required or permitted to be taken by such shareholders under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the shareholders, the payment of expenses relating to the transactions contemplated by this Agreement out of the Shareholders' Expense Fund, the representation of the shareholders in indemnification proceedings hereunder, and the right to waive, modify or amend any of the terms of this Agreement in any respect, whether or not material. Each shareholder will be bound by any and all actions taken by the Shareholders' Agent on his or her behalf. The distribution of the Aggregate Merger Consideration to the shareholders shall be subject to their joint obligation to indemnify the Shareholders' Agent from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including, but not limited to, attorneys' fees arising out of or due to any action as the Shareholders' Agent and any and all actions, proceedings, demands, assessments or judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Shareholders' Agent. Purchaser and the Company shall be entitled to rely exclusively upon any communications given by the Shareholders' Agent on behalf of any shareholder, and shall not be liable for any action taken or not taken in reliance upon the Shareholders' Agent. Purchaser and the Company shall be entitled to disregard any notices or communications given or made by Shareholders unless given or made through the Shareholders' Agent. In the event of the death, disability or resignation of the Shareholders' Agent, the trustees of the Anderson Walters Trust, the majority shareholder of the Company, shall be entitled to select a successor Shareholders' Agent.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                             WJAC, INCORPORATED


                                             By: /s/RICHARD H. MAYER
                                                --------------------------------
                                             Title: President
                                                   -----------------------------

                                              STC BROADCASTING, INC.


                                              By: /s/ ROBERT N. SMITH
                                                 -------------------------------
                                              Title: President

                                              SUB:

                                              WJAC ACQUISITION CORP.

                                              By: /s/ ROBERT N. SMITH
                                                 -------------------------------
                                              Title: President



The Chiefs hereby execute this Agreement solely for the purposes of acknowledging and agreeing to be bound by the terms and conditions of Section 7 of this Agreement.

                                              JOHNSTOWN CHIEFS, INC.

                                              By: /s/DENNIS VICKROY
                                                 -------------------------------
                                              Name: Dennis Vickroy
                                                   -----------------------------
                                              Title: Secretary
                                                    ----------------------------

                                    ANNEX 1

                                  DEFINITIONS

         As used in the attached Agreement and Plan of Merger, the following terms shall have the corresponding meaning set forth below:

                 (1) "Affiliate" of, or a Person "Affiliated" with, a specified Person, means a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

                 (2) "Aggregate Merger Consideration" has the meaning set forth in Section 3.2 of the Agreement.

                 (3) "Agreement" has the meaning set forth in the preamble to the attached Agreement and Plan of Merger.

                 (4) "Articles" has the meaning set forth in Section 2.1 of the Agreement.

                 (5)      "Auditors" means Arthur Andersen LLP.

                 (6) "BCL" has the meaning set forth in Section 2.1 of the Agreement.

                 (7) "Business" means the ownership and operation of the Station.

                 (8) "Business Day" means any day on which banks in New York City are open for business.

                 (9) "Cash on Hand" means the amount of cash held on the Closing Date by the Companies in bank accounts, money market funds, plus the amount of all marketable securities and other investment accounts. Any securities in such accounts shall be valued at their fair market value on the Closing Date.

                 (10) "CERCLA" has the meaning set forth in Section 4.18 of the Agreement.

                 (11)     "Chiefs" means Johnstown Chiefs, Inc.

                 (12) "Chiefs Stock" means the capital stock of the Chiefs, all of which is owned by the Company.

                 (13) "Closing" has the meaning set forth in Section 2.2 of the Agreement.

                 (14) "Closing Date" has the meaning set forth in Section B2.2 of the Agreement.

                 (15) "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

                 (16) "Companies" means the Company and each of its Subsidiaries.

                 (17) "Company" has the meaning set forth in the preamble to the Agreement.

                 (18) "Company's Bring-Down Certificate" has the meaning set forth in Section 10.1(a) of this Agreement.

                 (19) "Confidentiality Agreement" has the meaning set forth in Section 13 of the Agreement.

                 (20) "Defined Benefit Plan" means a Plan that is or was a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

                 (21) "Deposit" has the meaning set forth in Section 3.4(a) of the Agreement.

                 (22) "Deposit Escrow Agreement" has the meaning set forth in Section 3.4(a) of the Agreement.

                 (23)     "Disbursing Agent" means Mellon Bank, N.A.

                 (24) "Disbursing Agent Agreement" means the agreement described in Section 3.4(d).

                 (25)     "Dissenting Shares" has the meaning set forth in
Section 3.5(a) of this Agreement.

                 (26) "DOL" means the Department of Labor or its successors.

                 (27) "Edwards Agreements" means the Separation Agreement dated as of April 7, 1997 between the Company and James M. Edwards, Sr. and the mutual release related thereto.

                 (28)     "Effective Time" has the meaning set forth in Section
2.1 of the Agreement.

                 (29) "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances or charges.

                 (30) "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil (surface or subsurface), surface waters, ground waters, wetlands, stream and river sediments, rock and biota.

                 (31) "Environmental Laws" means any federal, state, or local law, legislation, rule, regulation, ordinance or code of the United States or any subdivision thereof relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

                 (32) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 (33)     "Escrow Agent" means Mellon Bank. N.A.

                 (34) "ESOP" means an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code.

                 (35)     "Excluded Assets" has the meaning set forth in
Section 3.2 of the Agreement.

                 (36) "FCC" has the meaning set forth in the recitals to the Agreement.

                 (37)     "FCC Application" has the meaning set forth in
Section 4.17 of the Agreement.

                 (38) "FCC Licenses" has the meaning set forth in the recitals to the Agreement.

                 (39) "FCC Order" means an order or orders of the FCC, or the Mass Media Bureau of the FCC, acting under delegated authority, consenting to the change of control of the Company, as proposed in the FCC Application, without conditions which are adverse to the Company or Purchaser or which in any way diminish the operating rights with respect to the assets of the Company and the Station, except any such conditions expressly accepted by Purchaser in writing.

                (40) "FCC Rules and Regulations" has the meaning set forth in Section 4.8 of the Agreement.

                 (41) "Final Determination" means, with respect to any United States federal Tax liability (i) a final, unappealable decision by a court of competent jurisdiction; (ii) the expiration of the statute of limitations for claiming a refund or, if a refund claim has been timely filed, the expiration of the time for instituting suit in respect of such refund claim; (iii) the execution by or on behalf of the taxpayer and the Internal Revenue Service of a closing agreement under Section 7121 of the Code; or (iv) any other final and irrevocable determination of such Tax liability, including, without limitation, execution of Form 870-AD (or its successor). In the context of foreign, state or local Taxes, "Final Determination" shall mean any event with similar final effect; provided, however, that if the meaning of this term shall be unclear under foreign, state or local law, it shall mean any final, unappealable and irrevocable determination of such Tax liability.

                 (42) "Final Order" means an FCC Order that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

                 (43) "Financial Statements" means the audited consolidated balance sheets and the audited consolidated income statement and statement of changes in financial condition of the Company as of December 31, 1995 and December 31, 1996 and for the years then ended.

                 (44) "Hazardous Substances" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "pollutants," "contaminants" or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

                 (45) "Governmental Authority" means any federal, state, local or foreign government, including any department, agency, bureau or instrumentality thereof.

                 (46) "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 (47)     "Indemnification Escrow" has the meaning set forth in
Section 3.4(c) of the Agreement.

                 (48)     "Indemnification Escrow Agent" means Mellon Bank,
N.A.

                 (49) "Indemnification Escrow Agreement" has the meaning set forth in Section 3.4(c) of the Agreement.

                 (50) "Intellectual Property" means the patents, patent applications, trademark registrations and applications therefor, service mark registrations and applications therefor, copyright registrations and applications therefore and trade names that are (i) owned by any of the Companies and (ii) material to the continued operation of the Business.

                 (51) "Interim Balance Sheet" means the Company's October 31, 1996 balance sheet included in the Interim Financial Statements.

                 (52) "Interim Financial Statements" means the Company's income statement for the three month period ending March 31, 1997 and its balance sheet as of such date, neither of which includes items relating to the Chiefs, and a monthly income statement and balance sheet of the Company as of the end of each month during the period from January 1, 1997 through and including the Closing Date.

                 (53)     "IRS" means the Internal Revenue Service.

                 (54)     "Knowing Party" has the meaning set forth in Section
6.3 of the Agreement.

                 (55) "Loss" means any demands, claims, complaints, actions, or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements).

                 (56) "Material Adverse Change" shall mean there shall have been a material adverse change in the business, operations, assets or liabilities or condition (financial or otherwise) of the Companies since December 31, 1996. For purposes of this definition, changes resulting from any one or more of the following: (x) general economic conditions applicable to the television broadcast industry or the Station's market area and/or (y) the performance of the NBC Television Network, shall not be taken into account.

                 (57) "Major Shareholders" means the Anderson H. Walters Trust and Richard H. Mayer.

                 (58) "Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of the Company taken as a whole.

                 (59) "Material Contracts" means all agreements to which the Company or any Subsidiary is a party or by or to which it or its assets or properties are bound, except: (i) agreements for the cash sale of advertising time with a term of less than six months, (ii) agreements cancelable by the Company on no more than 30 days' notice without penalty, or (iii) agreements which do not require payments of more than $10,000.

                 (60) "Merger" has the meaning set forth in the recitals to the Agreement.

                 (61) "Merger Consideration" means the portion of the Aggregate Merger Consideration which each share of Company Stock shall be entitled to receive pursuant to the Merger. Such amount shall be determined by dividing the Aggregate Merger Consideration by the total number of shares of Company Stock outstanding as of the Effective Time (other than any Dissenting Shares and shares of Stock held in the Company's treasury).

                 (62) "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                 (63) "Net Current Asset Adjustment" has the meaning set forth in Section 3.2 of the Agreement.

                 (64) "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

                 (65)     "Other Party" has the meaning set forth in Section
6.3 of the Agreement.

                 (66) "Person" means a natural person, a governmental entity, agency or representative (at any level of government), a corporation, partnership, joint venture or other entity or association, as the context requires.

                 (67) "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company or any Subsidiary; (b) to which Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or
(c) which provides or promises benefits to any person who performs or who has performed services for Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

                 (68) "Purchaser" has the meaning set forth in the preamble to the Agreement.

                 (69) "Purchaser's Bring-Down Certificate" has the meaning set forth in Section 10.2(a) of the Agreement.

                 (70) "Qualified Plan" means a Pension Plan that satisfies, or is intended by Company to satisfy, the requirements for tax qualification described in Section 401 of the Code.

                 (71) "Real Property" means any real property owned or leased by the Company or any Subsidiary and any other interests in real property, buildings and improvements owned, leased or occupied or used in the business and operations of the Station.

                 (72) "Related Agreement" means any document delivered at the Closing and any contract which is to be entered into at the Closing or otherwise pursuant to this Agreement, including, without limitation the Indemnification Escrow Agreement.

                 (73) "Returns" means all returns, reports, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

                 (74)     "Securities Rights" has the meaning set forth in
Section 4.2.

                 (75)     "Shareholders' Agent" has the meaning set forth in
Section 15.12.

                 (76) "Shareholders' Expense Fund" has the meaning set forth in Section 3.4(c).

                 (77) "Station" has the meaning set forth in the recitals to the Agreement.

                 (78) "Stock" has the meaning set forth in Section 4.2 of the Agreement.

                 (79) "Sub" has the meaning set forth in the preamble to the Agreement.

                 (80) "Subsidiary", as it relates to any Person, means a corporation of which such person or entity owns, directly or indirectly, more than 50% of the common stock.

                 (81) "Tax" or "Taxes" means all taxes, including, but not limited to, income (whether net or gross), excise, property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers' compensation, social security, occupation, use, value added, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, withholding, disability, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments.

                 (82) "Tax Authority" means any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

                 (83)     "Tax Liability" means any liability for a Tax.

                 (84) "Tax Reserve" means the amount of current taxes reflected as a liability on the Final Closing Statement.

                 (85) "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.